Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
* * * * *
     HAIGHTS CROSS COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
     DOES HEREBY CERTIFY:
     FIRST: That the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV in its entirety and inserting in lieu thereof:
ARTICLE IV
     The total number of shares of all classes of stock in which the Corporation shall have the authority to issue is 33,970,000, consisting of (i) 30,000,000 shares of common stock, par value $0.0003 per share (the “Common Stock”) and (ii) 3,970,000 shares of undesignated preferred stock, par value $0.0003 per share (the “Undesignated Preferred Stock”).
A. COMMON STOCK
     1. Designation; Ranking. A total of 30,000,000 shares of the Corporation’s capital stock shall be designated as Common Stock.
     2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.
     3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors.
     4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.
     5. Fractional Shares; Uncertificated Shares. The Corporation may issue fractional shares of Common Stock. Fractional shares shall be entitled to dividends (on a pro rata basis), and the holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares. Shares of Common Stock, or fractions thereof, may, but need not be, represented by share certificates. Such shares, or fractions thereof, not represented by share certificates (“Uncertified Shares”) shall be registered in the stock records book of the Corporation. The Corporation at any time at its sole option may deliver to any registered holder of such shares share certificates to represent Uncertificated Shares previously issued (or deemed issued) to such holder.
B. UNDESIGNATED PREFERRED STOCK
     Undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Undesignated Preferred Stock that may be redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.
     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, whether full, limited, or none, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware and the terms of this Certificate of Incorporation. Without limiting the generality of the foregoing, the resolutions providing for the issuance of any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series to the extent permitted by law and the terms of this Certificate of Incorporation. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Common Stock shall be required for the issuance of any shares of any series of the Undesignated Preferred Stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.
     SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer the 29th day of January, 2008.

By:	/s/ Paul J. Crecca

Name:	Paul J. Crecca
Title:	President and Chief Executive Officer